Exhibit 99.2

Unaudited Pro Forma Combined Condensed Financial Information

On July 1, 2009, CenturyTel, Inc. (“CenturyTel”) acquired Embarq Corporation (“Embarq”) in a stock-for-stock transaction.  Under the terms of the merger agreement, Embarq stockholders received 1.37 shares of CenturyTel common stock for each share of Embarq common stock owned at closing.  Based on the number of CenturyTel common shares issued to consummate the merger (196.1 million), the closing stock price of CenturyTel common stock as of June 30, 2009 ($30.70) and the pre-combination portion of share-based compensation awards assumed by CenturyTel ($50 million), the aggregate consideration approximated $6.1 billion.

The following pro forma information was prepared in accordance with the rules and regulations of the Securities and Exchange Commission, and using the guidance of Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”).

For purposes of the pro forma information, adjustments for estimated transaction and integration costs have been excluded.  We expect to incur post-closing transaction expenses of approximately $50 million, including investment banker and legal fees, in connection with consummation of the merger.   In addition, the combined company will incur integration costs related to system and customer conversions (including hardware and software costs), certain employee-related severance costs and branding costs associated with changing the company name to CenturyLink.  The specific details of these integration plans will continue to be refined. Based on current plans and information, we estimate that the aggregate non-recurring post-closing costs of the integration activities will be approximately $370 million (which includes $60 million of capital expenditures).  Such transaction and integration costs will be expensed or capitalized based on the nature of the specific action.

As a result of the merger, the previous Embarq shareholders were issued approximately 66% of the combined common shares outstanding.  However, after consideration of all applicable factors pursuant to the guidance of SFAS 141(R), CenturyTel is considered the “accounting acquirer” primarily because CenturyTel issued its common stock to acquire Embarq (at a premium), the board of directors of the combined company is composed of eight former CenturyTel directors and seven former Embarq directors and the executive management team of the combined company will be led by former CenturyTel executives, including its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

The results of operations of Embarq will be included in CenturyTel’s consolidated financial statements beginning July 1, 2009.

The following unaudited pro forma combined condensed balance sheet as of June 30, 2009 and the unaudited pro forma combined condensed statements of income for the year ended December 31, 2008 and the six months ended June 30, 2009 are based on the historical consolidated results of operations and financial condition of CenturyTel and its subsidiaries and the historical consolidated results of operations and financial condition of Embarq and its subsidiaries, as adjusted for the effects of CenturyTel acquiring Embarq, as further described below.

The pro forma financial information for the year ended December 31, 2008 reflects the effects of two new accounting pronouncements, Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”) and FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”).  Such pronouncements are effective for periods subsequent to January 1, 2009 but require retrospective application to prior periods.  SFAS 160 requires that net income attributable to noncontrolling interests be included in consolidated net income.  FSP EITF 03-6-1 requires that outstanding non-vested restricted stock that contain a nonforfeitable right to receive dividends be considered a participating security and therefore included in the earnings allocation in computing earnings per share under the two-class method.  The impact to diluted earnings per share and weighted average diluted common shares outstanding upon the application of FSP EITF 03-6-1 to CenturyTel’s and Embarq’s year ended December 31, 2008 results were as follows:

	Previously
	reported		As adjusted
CenturyTel
Diluted earnings per share	$3.56		3.52
Average diluted shares outstanding (in millions)	102.9		102.6
Embarq
Diluted earnings per share from continuing operations	$5.25	*	5.24
Average diluted shares outstanding from continuing operations (in millions)	147.4	*	147.7

* Each of these figures are based on the amounts reported in the consolidated financial statements of Embarq filed as Exhibit 99.4 to CenturyTel's Current Report on Form 8-K, as amended, dated July 1, 2009, which have been retrospectively reclassified to reflect Embarq’s logistics business as discontinued operations.

The pro forma financial information reflects an aggregate consideration of approximately $6.1 billion, as calculated below (in millions, except price per share):

Number of Embarq common shares outstanding as of July 1, 2009	143.1
Multiplied by exchange ratio per merger agreement	1.37
Number of CenturyTel shares issued	196.1
Multiplied by price of CenturyTel common stock*	$30.70
Aggregate consideration before share-based compensation awards	$6,020
Pre-combination portion of share-based compensation awards assumed by CenturyTel in connection with the merger	$50
Aggregate consideration	$6,070

*  Price determined based on the closing price of CenturyTel’s common stock on June 30, 2009.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information (the “Notes”).

The pro forma financial information related to the Embarq acquisition was prepared using the acquisition method of accounting and is based on the assumption that the purchase of Embarq took place as of June 30, 2009 for purposes of the pro forma balance sheet and as of January 1, 2008 for purposes of the pro forma statements of income.  In accordance with the acquisition method of accounting, the actual consolidated financial statements of CenturyTel will reflect the Embarq acquisition only from and after the date of acquisition.  CenturyTel has not finalized the purchase price allocation related to the Embarq acquisition, and the final allocations could differ significantly from the preliminary allocations reflected below.  See the Notes below for additional information.

The unaudited pro forma combined condensed financial information included herein does not give effect to any potential revenue enhancements, cost reductions or other operating efficiencies that could result from the Embarq acquisition, including, but not limited to (i) the reduction of corporate overhead and operating costs, (ii) the elimination of duplicate functions, (iii) enhanced revenue opportunities and (iv) increased operational efficiencies through the adoption of best practices and capabilities from each company.  As mentioned above, the pro forma information included herein also excludes estimated transaction and integration costs that have been or will be incurred subsequent to June 30, 2009.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transaction had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

CENTURYTEL, INC.
PRO FORMA COMBINED CONDENSED BALANCE SHEET
JUNE 30, 2009
(UNAUDITED)

	CenturyTel	Embarq	Pro forma adjustments		Pro forma combined
In millions
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$59	77			136
Accounts receivable	199	440			639
Other current assets	62	183			245
Total current assets	320	700	-		1,020

NET PROPERTY, PLANT AND EQUIPMENT	2,786	7,148			9,934

GOODWILL AND OTHER ASSETS
Goodwill	4,016	25	5,454	(A)	9,495
Other	765	42	1,396	(B)	2,203
Total goodwill and other assets	4,781	67	6,850		11,698

TOTAL ASSETS	$7,887	7,915	6,850		22,652
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$20	2			22
Accounts payable	140	265			405
Accrued expenses and other liabilities	288	631			919
Total current liabilities	448	898	-		1,346

LONG-TERM DEBT	2,900	5,056	(171)	(C)	7,785

DEFERRED CREDITS AND OTHER LIABILITIES	1,353	2,366	546	(D)	4,265

STOCKHOLDERS' EQUITY
Controlling interests
Common stock	101	2	194	(E)	297
Paid-in capital	53	(177)	6,051	(E)	5,927
Accumulated other comprehensive loss, net of tax	(114)	(895)	895	(E)	(114)
Retained earnings	3,141	1,165	(1,165)	(E)	3,141
Treasury stock	-	(500)	500	(E)	-
Noncontrolling interests	5	-	-		5
Total stockholders’ equity	3,186	(405)	6,475		9,256

TOTAL LIABILITIES AND EQUITY	$7,887	7,915	6,850		22,652

See accompanying notes to unaudited pro forma combined condensed financial information.

CENTURYTEL, INC.
PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2008
(UNAUDITED)

	CenturyTel	Embarq	Pro forma adjustments		Pro forma combined
In millions, except per share amounts

OPERATING REVENUES	$2,600	5,689			8,289

OPERATING EXPENSES
Cost of services and products	955	1,656			2,611
Selling, general and administrative	399	1,394	60	(F)	1,853
Depreciation and amortization	524	1,000	163	(G)	1,687
	1,878	4,050	223		6,151

OPERATING INCOME	722	1,639	(223)		2,138

OTHER INCOME (EXPENSE)
Interest expense	(202)	(404)	(1)	(H)	(607)
Other income (expense)	41	3			44
Income tax expense	(194)	(464)	84	(I)	(574)

INCOME FROM CONTINUING OPERATIONS	367	774	(140)		1,001
Less: income attributable to noncontrolling interests*	(1)	-	-		(1)
INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CONTROLLING INTERESTS	$366	774	(140)		1,000

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS**	$3.53	5.27			3.28

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS**	$3.52	5.24			3.26

WEIGHTED AVERAGE SHARES OUTSTANDING**
Basic	102.3	147.0	54.4		303.7
Diluted	102.6	147.7	54.6		304.9

See accompanying notes to unaudited pro forma combined condensed financial information.

* Reflects retrospective application of the provisions of SFAS No. 160.
**Reflects retrospective application of the provisions of FSP EITF 03-6-1.

CENTURYTEL, INC.
PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 30, 2009
(UNAUDITED)

	CenturyTel	Embarq	Pro forma adjustments		Pro forma combined
In millions, except per share amounts

OPERATING REVENUES	$1,271	2,671			3,942

OPERATING EXPENSES
Cost of services and products	470	721			1,191
Selling, general and administrative	231	632	24	(F)	887
Depreciation and amortization	256	488	81	(G)	825
	957	1,841	105		2,903

OPERATING INCOME	314	830	(105)		1,039

OTHER INCOME (EXPENSE)
Interest expense	(97)	(186)	(1)	(H)	(284)
Other income (expense)	6	-			6
Income tax expense	(86)	(240)	40	(I)	(286)

INCOME FROM CONTINUING OPERATIONS	137	404	(66)		475
Less: income attributable to noncontrolling interests	(1)	-	-		(1)

INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CONTROLLING INTERESTS	$136	404	(66)		474

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$1.35	2.81			1.60

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$1.35	2.81			1.59

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	99.3	143.6	53.1		296.0
Diluted	99.3	143.8	53.2		296.4

See accompanying notes to unaudited pro forma combined condensed financial information.

Notes to Unaudited Pro Forma Combined Condensed Financial Information

(1)           Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the purchase price of Embarq is based on CenturyTel’s preliminary best estimates of the fair value of the currently identified tangible and intangible assets and liabilities of Embarq.  The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of July 1, 2009, the consummation date of the acquisition, and is expected to be completed late in 2009.  Such final identification and determination of all the intangible assets acquired and the purchase price allocation may be significantly different than that used in this pro forma financial information.

The aggregate consideration of the Embarq acquisition (calculated as shown above) is allocated to the assets acquired and liabilities assumed based on the following preliminary basis (amounts in millions):

Total aggregate consideration	$6,070

Cash, accounts receivable and other current assets	$700
Net property, plant and equipment	7,148
Intangible identifiable assets
Customer relationships	1,300
Franchise	100
Other non-current assets	38
Current maturities of long-term debt, accounts payable and other current liabilities	(898)
Long-term debt	(4,885)
Deferred credits and other liabilities	(2,912)
Goodwill	5,479

Total aggregate consideration	$6,070

(2)           Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed financial information.  All adjustments are based on current assumptions and are subject to change upon completion of the final purchase price allocation based on the identified tangible and intangible assets and liabilities acquired from Embarq at the merger closing date.

Balance Sheet Adjustments

(A)
To reflect the elimination of Embarq’s existing goodwill ($25 million) and the establishment of new goodwill of $5.5 billion estimated as a result of the preliminary purchase price allocation described in Note (1).

(B)
To reflect the preliminary fair values of the identifiable intangible assets which were estimated by CenturyTel’s management based on the fair values assigned to similar assets in a recently completed acquisition. The estimated useful life of the customer relationship asset was assumed to be 8 years.  The franchise asset is considered an indefinite life intangible asset and thus has no associated amortization expense.  The net pro forma adjustment is composed of the following (in millions):

Increase
Other Assets
Establish customer relationship asset	$1,300
Establish franchise asset	100
Elimination of existing Embarq intangible asset	(4)
Net pro forma adjustment	$1,396

(C)
To adjust the carrying value of Embarq’s long-term debt to its estimated fair value based on current observable market transactions and through discounted cash flow analysis using market-based credit spreads.

(D)
To (i) adjust Embarq’s pension and postretirement benefit obligation to the estimated fair value and (ii) reflect the estimated net deferred tax liability established for the tax effects of the preliminary purchase price allocation reflected herein (calculated at an estimated effective tax rate of 37.4%).  The net pro forma adjustment is composed of the following (in millions):

(Increase)
decrease
liability
Adjust Embarq’s pension and postretirement benefit obligations to estimated fair value	$36
Deferred tax asset (liability) associated with:
Customer relationship and franchise assets	(524)
Long-term debt	(64)
Pension and postretirement benefit obligations	(13)
Share-based compensation awards attributable to the pre-combination period	19
Net pro forma adjustment	$(546)

(E)
To reflect the elimination of Embarq’s stockholders’ equity balances and to reflect the issuance of 196.1 million shares of CenturyTel common stock (valued at $6.020 billion for this pro forma information) and to reflect the pre-combination portion of share-based compensation awards assumed by CenturyTel ($50 million) as consideration delivered to acquire Embarq.

Income Statement Adjustments

(F)
To reflect the net increase to pension and postretirement expense due to (i) changing the method for calculating expected return on plan assets from one based on a market-related value to one based on fair value and (ii) eliminating the amortization of previously unrecognized actuarial losses, prior service costs and transition assets.

(G)
To reflect amortization expense associated with the customer relationship asset estimated in (B) above assuming an estimated useful life of 8 years (which corresponds to an increase in depreciation and amortization of $163 million for the year ended December 31, 2008 and $81 million for the six months ended June 30, 2009).

(H)
To reflect additional interest expense from accreting the adjustment associated with reflecting long-term debt at its estimated fair value pursuant to adjustment (C) above.  Such fair value adjustment ($171 million) is recognized using the effective interest method over the remaining maturity of the long-term debt (or approximately $1 million for the year ended December 31, 2008 and approximately $1 million for the six months ended June 30, 2009).  Application of the effective interest method will cause the annual accretion adjustment to change from year to year and some changes may be significant depending on the maturity dates of the related underlying debt.  Such maturity dates range from 2010 to 2036.  The annual accretion adjustments are expected to range from approximately $1.0 million to $13 million over the life of the underlying debt.

(I)	To reflect the tax effects of Items (F), (G) and (H) using an estimated effective income tax rate of 37.4%.

The fair value of Embarq’s property, plant and equipment was preliminarily estimated to approximate the carrying value on the date of acquisition.  Such estimate is subject to change upon finalization of the purchase price allocation.  To the extent that the final purchase price allocation causes our depreciation and amortization expense to differ from that presented in the accompanying pro forma statements of income, annual earnings per share will be affected by $.01 per share for every $4.9 million difference in annual pro forma depreciation and amortization expense.  Thus, for example, if CenturyTel ultimately allocates an additional $714.8 million of the aggregate purchase price to property, plant and equipment (representing a 10% increase in the amount that was preliminarily allocated to such assets above), the annual depreciation and amortization would increase by approximately $107.2 million (assuming a composite annual depreciation rate of 15%) and the annual earnings per share would decrease by $.22 per share for 2008 (assuming an effective tax rate of 37.4%) from the amounts presented in the accompanying pro forma information.

The pro forma weighted average basic and diluted shares outstanding for the year ended December 31, 2008 and the six months ended June 30, 2009 reflects the exchange of 1.37 shares of CenturyTel common stock for each share of Embarq stock.  In order to calculate basic and diluted earnings per share on a pro forma combined basis under FSP EITF 03-6-1 for the year ended December 31, 2008 and the six months ended June 30, 2009, $4,240,000 and $1,906,000, respectively (which represents the after-tax earnings applicable to participating securities) must be subtracted from net income prior to dividing by average shares outstanding.